Exhibit 10.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

November 18, 2014

John Emholz

7165 North Shore Tr. N

Forest Lake, MN 55025

Dear John:

I am pleased to offer you a position with MTS Systems Corporation as the Senior Vice President, Sensors Division reporting to Jeff Graves, President and CEO. Due to the nature of this role, this position is considered an Executive Officer and will be required to file 16-b reports with the SEC.

Cash Compensation:

Your starting salary will be $310,000 annually, less applicable withholding, and paid bi-weekly in accordance with the Company’s payroll procedures. You will also be eligible for the MTS Executive Variable Compensation (EVC) program for Fiscal Year 2015 (October through September). Your target bonus under this plan will be 45% of your base salary and will be pro-rated for Fiscal Year 2015. EVC program payments are made in December of each year.

The goals assigned to you under this program will consist of the following:

30%     Earnings Per Share (EPS)

30%     Sensors EBIT

40%     Sensors Revenue

Each goal has a maximum payout opportunity of 200%. The total payout is capped at 100% in the event we do not achieve our EPS target.

Equity Compensation:

You will receive an equity grant equal in value to $165,000. The date of grant will be the 15th of the month after the calendar month in which your start date falls, or, if the 15th is a day on which the market is closed, the date used shall be the first prior business day in which the market was open. The value of the grant will be divided the following way:

Stock Options:

You will receive a stock option grant of 5,052 options based on the closing price of the company’s Common Stock on the date of grant. They will vest and be exercisable in three equal installments on each annual anniversary of the grant date, provided you remain employed, and will be subject to the terms of the Plan and a written Option agreement to be entered into at the time of grant.

Restricted Stock Units:

You will receive a Restricted Stock Unit (RSU) grant equal to $82,500 divided by the closing price of the company’s Common Stock on the date of grant. The restricted stock units will vest in three equal installments on each of the first three anniversary dates of the grant date, provided you remain employed, and will be subject to the terms of the MTS Systems Corporation 2011 Stock Incentive Plan (the “Plan”) and a written RSU agreement to be entered into at the time of grant. In the future, you will be eligible for an annual equity grant under a program approved by the MTS Board of Directors.

John Emholz

November 18, 2014

Cash Signing Bonus:

You will receive a signing bonus of $50,000 less applicable withholding, payable on the first payroll after your date of hire. If you voluntarily terminate your employment with MTS prior to completing one year of service, you will be required to reimburse MTS for the full amount of your signing bonus.

Equity Signing Bonus:

You will receive an equity grant equal in value to $25,000 divided by the closing price of the company’s Common Stock on the date of grant. The restricted stock units will vest in three equal installments on each of the first three anniversary dates of the grant date, provided you remain employed, and will be subject to the terms of the MTS Systems Corporation 2011 Stock Incentive Plan (the “Plan”) and a written RSU agreement to be entered into at the time of grant.

Relocation Bonus:

You will receive a relocation bonus of $46,000 less applicable withholding, payable on the first payroll after your date of hire. The relocation bonus is to be used to assist with relocation or moving expenses. If you voluntarily terminate your employment with MTS prior to completing one year of service, you will be required to reimburse MTS for the full amount of your relocation bonus.

Relocation Assistance:

MTS will provide relocation assistance in the amount of $20,000. Expenses include the moving and relocation of personal and household belongings, with the exception of personal vehicles. If you voluntarily terminate your employment with MTS prior to completing one year of service, you will be required to reimburse MTS for the full amount of relocation assistance. You will be required to complete the relocation by June 30, 2015.

Stock Ownership Guideline:

To align the interests of our executives with shareholders we have put in place an Executive Stock Ownership Guideline Policy. Your position as Sr. Vice President, Sensors Division would require that over time you acquire a multiple of your base salary in MTS stock. A copy of the policy is enclosed for your review.

Benefits:

You will be eligible for company-sponsored health and life insurance benefits on your hire date. You will also be eligible for our executive physical program which reimburses up to $3,000 on amounts not covered by your health plan. You will be eligible for a car allowance in the amount of $670 per month, less applicable withholding.

Agreements and Executive Plans:

As a condition of your employment, you will be asked to sign the MTS Code of Conduct and MTS’ Standard Employee Agreement. You will also receive our Executive Change in Control Severance Plan and Executive Severance Plan. These documents are provided for your review.

This offer of employment is contingent on successful completion of your background check and on your ability to provide documentary proof of your identity and your eligibility to work in the United States.

The Federal Acquisition Regulation (FAR) and the International Traffic in Arms Registration (ITAR) require you, as a future principal of the Company, to review the questions in the attached forms and sign the responsibility matters acknowledgement from a personal perspective.

By accepting this offer, you confirm that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employer. You also confirm that you will inform MTS about any such restrictions and provide MTS with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to MTS without written authorization from your current or former employer. If you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer before removing or copying the documents or information.

John Emholz

November 18, 2014

All executive programs are regularly reviewed by the Compensation Committee of the Board of Directors and subject to change.

We are excited about the prospect of you joining our team. Please indicate by your signature below, your acceptance of this offer. Please sign and return this offer by Monday, November 24, 2014.

Sincerely,

/s/ Jeffrey A. Graves

Dr. Jeffrey A. Graves

President and Chief Executive Officer

Agreed and Accepted:

/s/ John Emholz	9 December 2014	5 January 2015
John Emholz	Date Signed	Start Date